EXHIBIT 10.1

SECOND AMENDMENT TO THE

AMENDED AND RESTATED

TIDEWATER INC. DIRECTORS DEFERRED STOCK UNITS PLAN

THIS SECOND AMENDMENT (the “Amendment”) to the Amended and Restated Tidewater Inc. Directors Deferred Stock Units Plan, as amended effective November 15, 2012 (the “Plan”), is adopted by the Board of Directors (the “Board”) of Tidewater Inc. (the “Company”) effective September 11, 2014. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Plan.

WHEREAS, the Board, on the recommendation of its Nominating and Corporate Governance Committee and pursuant to Section 8 of the Plan, wishes to amend the Plan to clarify that, until a Director begins receiving payments under the Plan with respect to a given grant of Stock Units, he or she is entitled to receive dividend equivalents with respect to those Stock Units.

NOW THEREFORE, Section 5.4 of the Plan is hereby amended to read as follows:

5.4      From and after the date of grant of a Stock Unit until the first date that any cash payment is made in full or partial settlement of such Stock Unit, the Participant shall be credited, as of the payment date therefor, with (a) the amount of any cash dividends, (b) the amount equal to the Fair Market Value of any shares of Common Stock, and (c) any Property Distributions to which the Participant would have been entitled had the Participant been a record holder of one share of Common Stock for each Stock Unit then held by the Participant at all times from the date of grant of such Stock Unit to the applicable record date. All such credits shall be made notionally to each Participant’s Stock Unit Account. All such credits shall be converted into additional Stock Units based upon the Fair Market Value of a share of Common Stock on the date of payment of the dividend or Property Distribution. The Committee may, in its discretion, deposit in the Participant’s Stock Unit Account the securities or property comprising any Property Distribution in lieu of crediting such Stock Unit Account with the Fair Market Value thereof.

Approved by the Board and effective as of September 11, 2014.

Tidewater Inc.

By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom Executive Vice President, General Counsel and Secretary